Exhibit 4.2

NEITHER THIS CONVERTIBLE NOTE NOR THE SECURITIES INTO WHICH THIS CONVERTIBLE NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

PURE BIOFUELS CORP.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: April 19, 2007	Original Principal Amount: $60,000
No. PBOF-1-2

FOR VALUE RECEIVED, PURE BIOFUELS CORP., a Nevada corporation (the "Company"), hereby promises to pay to the order of WHARTON CAPITAL PARTNERS, Ltd. or registered assigns (the "Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), on any Repayment Date with respect to the Repayment Amount due on such Repayment Date (each, as defined herein), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), any Repayment Date or the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Promissory Note (including all Convertible Promissory Notes issued in exchange, transfer or replacement hereof, this "Convertible Note") is issued pursuant to that letter agreement by and among the Company, the Holder and Wharton Capital Partners, Ltd., dated as of April 18, 2007. Certain capitalized terms used herein are defined in Section 16.

(1) GENERAL TERMS

(a) Payment of Principal. On the Maturity Date, the Company shall pay to the Holder the Repayment Amount in accordance with the terms of this Convertible Note. The "Maturity Date" shall be June 18, 2007, provided, however, that the Maturity Date shall be accelerated and the Note and all accrued interest thereon shall become immediately due and payable, upon the Company’s closing of a Financing Transaction (an “Acceleration Event”) prior to the original Maturity Date.

(b) Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate (“Interest Rate”) equal to ten percent (10%). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Convertible Note is registered on the records of the Company regarding registration and transfers of Convertible Notes in cash.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Convertible Note;

(ii) The Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $250,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable. For the avoidance of doubt, this clause (ii) does not include the default in payment of any account payable in accordance with the Company’s business;

(iii) If the Common Stock is quoted or listed for trading on any of the following and it ceases to be so quoted or listed for trading and shall not again be quoted or listed for trading on any Primary Market within five (5) Trading Days of such delisting: (a) the American Stock Exchange, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (“OTCBB”) (each, a “Primary Market”);

(iv) The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Convertible Note is retired.

(b) During the time that any portion of this Convertible Note is outstanding, if any Event of Default has occurred, the Repayment Amount, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) Payment.

(a) General. Subject to the provisions of Section 4 hereof relating to the conversion of this Convertible Note, on each applicable Repayment Date the Company shall pay to the Holder of this Convertible Note by wire transfer of immediately available funds, the Repayment Amount due on such date in lawful money of the United States of America.

(b) Acceleration. The Repayment Amount shall be immediately due and payable in full without notice, demand, presentment, protest or other formalities of any kind (1) upon the consummation of an Acceleration Event or (2) upon an Event of Default.

(4) CONVERSION. This Convertible Note shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 4.

(a) Automatic Conversion. Upon June 18, 2007 (the “Conversion Date”), provided that no Acceleration Event has occurred and that the Company has not fully paid to the Holder the full Repayment Amount, the entire outstanding and unpaid Repayment Amount shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of the Repayment Amount pursuant to this Section 4(a) shall be determined by dividing (x) the Repayment Amount by (y) the Conversion Price (the "Conversion Rate"). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of the Repayment Amount.

(i) "Conversion Price" means the Closing Bid Price of the Company’s Common Stock on the Conversion Date.

(b) Mechanics of Conversion. Upon conversion of this Convertible Note pursuant to this Section 4, Holder will deliver the original Convertible Note to the Company for cancellation, and will execute a standard form of purchase agreement and/or other agreements and instruments as are necessary to document the issuance of the Common Stock upon the conversion of this Convertible Note. The Company covenants that all Common Stock issued upon conversion of this Convertible Note will, upon such issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company.

(c) Other Provisions.

(i) All calculations under this Section 4 shall be rounded to the nearest $0.0001 or whole share.

(ii) If at any time after the date hereof the Company shall file a registration statement, the Company shall include the shares of Common Stock issuable to the holder pursuant to the terms of this Convertible Note and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such shares from time to time issuable upon the conversion of this Convertible Note; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the conversion of this Convertible Note if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

(iii) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Convertible Note and payment of interest on this Convertible Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding principal amount of this Convertible Note and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(5) Adjustments to Conversion Price

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Convertible Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Convertible Note (without taking into account any limitations or restrictions on the convertibility of this Convertible Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Convertible Note, at the Holder's option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Convertible Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Convertible Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Convertible Note.

(d) Whenever the Conversion Price is adjusted pursuant to Section 5 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(e) In case of any (1) merger or consolidation of the Company or any subsidiary of the Company with or into another Person, or (2) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) convert the aggregate amount of this Convertible Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Convertible Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a Convertible Note with a principal amount equal to the aggregate principal amount of this Convertible Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued Convertible Note shall have terms identical (including with respect to conversion) to the terms of this Convertible Note, and shall be entitled to all of the rights and privileges of the Holder of this Convertible Note set forth herein and the agreements pursuant to which this Convertible Notes were issued. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or Convertible Notes shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(6) REISSUANCE OF THIS CONVERTIBLE NOTE.

(a) Lost, Stolen or Mutilated Convertible Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Convertible Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Convertible Note, the Company shall execute and deliver to the Holder a new Convertible Note (in accordance with Section 5(d)) representing the outstanding Principal.

(b) Issuance of New Convertible Notes. Whenever the Company is required to issue a new Convertible Note pursuant to the terms of this Convertible Note, such new Convertible Note (i) shall be of like tenor with this Convertible Note, (ii) shall represent, as indicated on the face of such new Convertible Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Convertible Note, which is the same as the Issuance Date of this Convertible Note, (iv) shall have the same rights and conditions as this Convertible Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Pure Biofuels Corp.
Av. Canaval y Moreyra 380 of 402
San Isidro, Lima
Peru
Attention: Luis Goyzueta
Telephone: +511-221-7365
Facsimile: +511-221-7347

With a copy to:	ARC Investment Partners, LLC
9440 Little Santa Monica Blvd., Suite 400
Beverly Hills, CA 90210
Attention: Steven Magami
Telephone: 310-402-5901
Facsimile: 310-402-5947

And:	DLA Piper US LLP
1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Daniel I. Goldberg, Esq.
Telephone: 212-335-4966
Facsimile: 212-884-8466

If to the Holder:	Wharton Capital Partners, Ltd.
444 Madison Avenue
New York, NY 10022, 40th Fl.
Attention: Barry R. Minsky
Telephone: 212-765-6777

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8) Except as expressly provided herein, no provision of this Convertible Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Convertible Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Convertible Note is a direct obligation of the Company. As long as this Convertible Note is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under this Convertible Note; or (iii) enter into any agreement with respect to any of the foregoing.

(9) This Convertible Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10) Other than that certain Secured Convertible Debenture issued to Cornell Capital Partners, L.P. on April 19, 2007, no indebtedness of the Company is senior to this Convertible Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Company will not, and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Company under this Convertible Note.

(11) This Warrant shall be governed by and construed in accordance with the internal laws of Nevada (without reference to the conflicts of law provisions thereof); provided, however, that in the event the Company after the date hereof reincorporates (whether by means of merger or otherwise) under the laws of a different U.S. state, this Warrant shall thereafter be governed by the laws of such other U.S. state.

(12) Any waiver by the Holder of a breach of any provision of this Convertible Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Convertible Note. The failure of the Holder to insist upon strict adherence to any term of this Convertible Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Convertible Note. Any waiver must be in writing.

(13) If any provision of this Convertible Note is invalid, illegal or unenforceable, the balance of this Convertible Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Convertible Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(15) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(16) CERTAIN DEFINITIONS  For purposes of this Convertible Note, the following terms shall have the following meanings:

(a) "Bloomberg" means Bloomberg Financial Markets.

(b) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(c) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

(d) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(e) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(f) “Common Stock” means the common stock, par value $.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Financing Transaction” means any fund raising transaction consummated by the Company after the Original Issue Date including any public or private debt or equity transactions and any transaction arranged by any placement agent.

(i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(j) “Original Issue Date” means the date of the first issuance of this Convertible Note regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Convertible Note.

(k) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(l) "Repayment Amount" means with respect to any Repayment Date, the outstanding Principal on this Convertible Note, plus accrued and unpaid Interest.

(m) "Repayment Date" means the first Trading Day immediately following any of the following events: (a) the Maturity Date, or any accelerated Maturity Date as provided in Section 1(a) hereof, or (b) any other date that is mutually agreed upon by the Holder and the Company.

(n) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o) “Trading Day” means a day on which the shares of Common Stock are quoted on the OTCBB or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(p) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Convertible Note or as payment of interest in accordance with the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
PURE BIOFUELS CORP.

By: /s/ Luis Goyzueta
Name: Luis Goyzueta
Title: CEO